EXHIBIT 99.1

RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2018 RESULTS

Continued Execution Across Key Initiatives Delivers Better Than Expected Results; The Company Raises the Low End of Operating Margin Guidance for Fiscal 2018

NEW YORK--(BUSINESS WIRE)—February 1, 2018-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of ($1.00) on a reported basis and $2.03 on an adjusted basis, excluding restructuring and related charges as well as the impact of tax reform, for the third quarter of Fiscal 2018. This compared to earnings per diluted share of $0.98 on a reported basis and $1.86 on an adjusted basis, excluding restructuring-related and other charges, for the third quarter of Fiscal 2017.

“As we prepare to celebrate our 50th anniversary and look ahead to the future, we continue to focus on evolving the expression of our iconic brand and its rich heritage to connect with today’s consumers in all the ways they experience our brand,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “Our teams across the company are united around our common goals and I have great confidence in their capabilities, passion, and dedication.”

“Focused execution on our key initiatives, especially during the important holiday period, delivered better-than-expected results for the third quarter as we drove lower discounting and better quality of sales overall,” said Patrice Louvet, President and Chief Executive Officer. “There is still a lot of work to be done to return to industry-leading revenue and earnings growth, but these results give us confidence that we are on the right track.”

We delivered across the following key initiatives in the third quarter:

•	Elevating Our Brand Through Improved Quality of Sales, Distribution and Product
o	Average unit retail across our direct-to-consumer network was up 4% to last year
o	Discount rates were down across all regions in retail
o	Adjusted gross margin was up 250 basis points compared to last year
o	Continued to close unproductive distribution and reduce off-price penetration within wholesale, and began to upgrade our store environments
•	Evolving Product, Marketing and Shopping Experience to Increase Reach and Appeal with New Consumers
o	Evolved our product assortment by renewing our core styles and focusing on our icons, which drove improvements in Polo Fall/Holiday seasonal product sell-out trend
o	Increased marketing effectiveness with significant growth in digital and social media reach with the Create-Your-Own Customization launch and Polo Teddy Bear Holiday campaign
•	Expanding Our Digital and International Presence
o	In Asia, expanded our store network and delivered 3% constant currency comp growth
o	Continued to drive sales growth in our wholesale digital business globally and grow market share in our key categories
o	Successfully transitioned our directly operated U.S. ecommerce site to a new technology platform to improve functionality and the consumer experience
•	Working In New Ways to Drive Productivity and Agility
o	Reduced adjusted operating expenses in constant currency despite a 27% increase in marketing investment year-over-year, as we increased efficiencies

o	Lowered inventory levels by 16% to last year and improved inventory turns
o	Continued the progress to achieve lead time goals and increase SKU productivity

Third Quarter Fiscal 2018 Income Statement Review

Net Revenues. In the third quarter of Fiscal 2018, revenue decreased by 4% to $1.6 billion on a reported basis and was down 6% in constant currency, driven by initiatives to increase quality of sales, reduce promotional activity, and elevate our distribution, as well as brand exits and lower consumer demand.

The third quarter revenue decline was at the top end of the Company’s guidance of a 6%-8% constant currency revenue decline. Foreign currency benefited revenue growth by approximately 190 basis points in the third quarter, above the guidance of 160-170 basis points of benefit, as foreign exchange rates moved favorably during the quarter.

Revenue performance for the Company’s reportable segments in the third quarter compared to the prior year period was as follows:

•	North America Revenue. North America revenue in the third quarter decreased 11% to $886 million. The decline was due to lower sales in both the retail and wholesale channels, driven by distribution and brand exits, a strategic reduction in shipments and promotional activity to increase quality of sales, as well as lower consumer demand. On a constant currency basis, comparable store sales in North America were down 10%, including a 3% decline in brick and mortar stores and a 27% decrease in e-commerce, primarily due to a planned reduction in promotional activity and lower traffic.

•	Europe Revenue. Europe revenue in the third quarter increased 8% to $378 million on a reported basis and was flat in constant currency. On a constant currency basis, comparable store sales in Europe were down 8%, driven by a 9% decline in brick and mortar stores and a 1% decline in e-commerce, as the Company continued to intensify its focus on driving quality of sales with a pullback in promotions.

•	Asia Revenue. Asia revenue in the third quarter increased 7% on both a reported and constant currency basis to $251 million, driven by strength in both retail and wholesale channels. Comparable store sales increased 3% in constant currency driven by improved conversion, average unit retail and the number of transactions.

Gross Profit. Gross profit for the third quarter of Fiscal 2018 was $996 million. Gross margin was 60.7% on both a reported and adjusted basis, 250 basis points above the prior year, excluding restructuring and related charges.

The gross margin increase was driven by initiatives to improve quality of sales through reduced promotional activity, favorable geographic and channel mix shifts, and improved product costs. Foreign currency benefited gross margin by 30 basis points in the third quarter.

Operating Expenses. Operating expenses in the third quarter of Fiscal 2018 were $807 million on a reported basis, including $27 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $780 million, approximately flat to prior year, as savings from expense initiatives and store closures were offset by a 27% increase in marketing spend.

Adjusted operating expense rate was 47.5%, 210 basis points above the prior year period, excluding restructuring-related and other charges from both periods. This increase was due to fixed expense deleverage and an unfavorable channel mix shift, as a greater portion of our revenue was generated by our international retail businesses, which typically carry a higher operating expense rate.

Operating Income. Operating income in the third quarter of Fiscal 2018 was $189 million on a reported basis, including restructuring-related and other charges of $27 million. On an adjusted basis, operating income of $216 million declined 1% to the prior year period and operating margin was 13.2%, 40 basis points above the prior year period, excluding restructuring-related and other charges from both periods. The higher operating margin was attributable to gross margin expansion and foreign currency benefit of 50 basis points which was partially offset by fixed expense deleverage.

The adjusted operating margin was above the Company’s guidance of down 50-70 basis points in constant currency. The outperformance was driven by our quality of sales initiatives and Fall/Holiday product performance that exceeded our expectations. Foreign currency benefit of 50 basis points on operating margin in the third quarter was above the guidance of 10-20 basis points of benefit, as foreign exchange rates moved favorably during the quarter.

•	North America Operating Income. North America operating income in the third quarter was $197 million on a reported basis and $198 million on an adjusted basis. Adjusted North America operating margin was 22.4%, 160 basis points above last year, driven by gross margin improvement attributable to quality of sales initiatives.

•	Europe Operating Income. Europe operating income in the third quarter was $81 million on both a reported and adjusted basis. Adjusted Europe operating margin was 21.4%, which was 270 basis points higher than the prior year period and 220 basis points higher in constant currency, driven by both gross margin improvement attributable to quality of sales initiatives and lower expense rate.

•	Asia Operating Income. Asia operating income in the third quarter was $44 million on a reported basis and $45 million on an adjusted basis. Adjusted Asia operating margin was 17.7%, up 140 basis points to prior year and 10 basis points higher in constant currency, driven by gross margin improvement.

Net Income and EPS. On a reported basis, net loss in the third quarter of Fiscal 2018 was $82 million or $1.00 per diluted share. On an adjusted basis, net income was $167 million, or $2.03 per diluted share, excluding any impact from tax reform as well as restructuring and related charges. This compared to a net income of $82 million, or $0.98 per diluted share on a reported basis, and net income of $155 million, or $1.86 per diluted share on an adjusted basis, for the third quarter of Fiscal 2017.

In the third quarter of Fiscal 2018, the Company had an effective tax rate of 143.9% on a reported basis and 21.6% on an adjusted basis, excluding any impact from tax reform as well as restructuring and related charges, which was slightly below the Company’s guidance of 23%, due to discrete one-time items. This compared to a reported and an adjusted effective tax rate of 34% and 28%, respectively, in the prior year period.

Tax reform increased our estimated tax expense for the third quarter of Fiscal 2018 by approximately $231 million, primarily related to the deemed repatriation of foreign earnings and revaluation of deferred tax assets and liabilities. This estimate is based on the Company’s present interpretations of tax reform and current available information, and are subject to further refinement as additional information becomes available. This amount has been excluded from our adjusted EPS of $2.03.

Balance Sheet and Cash Flow Review

The Company ended the third quarter of Fiscal 2018 with $2.1 billion in cash, short and long term investments and $589 million in total debt, compared to $1.5 billion and $589 million, respectively, at the end of third quarter of Fiscal 2017.

Inventory at the end of third quarter Fiscal 2018 was $825 million, down 16% to the prior year period, driven primarily by improvement in operating processes, including a proactive pullback in receipts and moving towards a demand driven supply chain.

The Company had $48 million in capital expenditures in the third quarter of Fiscal 2018, compared to $60 million in the prior year period, primarily driven by lower IT and infrastructure investments and an increased focus on return on investment.

Full Year and Fourth Quarter Fiscal 2018 Outlook

As a reminder, the full year Fiscal 2018 and fourth quarter guidance excludes restructuring-related and other charges expected to be recorded primarily in connection with the Company’s Way Forward plan as well as the one-time tax charge recorded during the third quarter related to tax reform.

For Fiscal 2018, the Company continues to expect net revenue to decrease 8% to 9%, excluding the impact of foreign currency. Foreign currency is now expected to have approximately 100 basis points of benefit to revenue growth in Fiscal 2018 versus previous guidance of approximately 80 basis points of positive impact, given recent movements in foreign exchange rates.

Based on the year-to-date performance, the Company now expects operating margin for Fiscal 2018 to be 10.0%-10.5%, excluding the impact of foreign currency, and versus previous guidance of 9.5%-10.5%. Foreign currency is now expected to have 30 basis points of benefit to operating margin for Fiscal 2018 versus previous guidance for minimal impact, given recent movements in foreign exchange rates.

In the fourth quarter of Fiscal 2018, the Company expects net revenue to be down 8%-10%, excluding the impact of foreign currency. Foreign currency is expected to have approximately 330 basis points of benefit to revenue growth in the fourth quarter of Fiscal 2018.

Operating margin for the fourth quarter of Fiscal 2018 is expected to be down 240-260 basis points, excluding the impact of foreign currency. Foreign currency is estimated to benefit operating margin by approximately 90 basis points in the fourth quarter.

The full year Fiscal 2018 tax rate is estimated at approximately 23%, below our previous guidance of 25%, and fourth quarter of Fiscal 2018 tax rate is estimated at approximately 3%, due to the lower U.S.

federal statutory income tax rate as a result of tax reform and discrete items. Both of these rates include the impact of ASU 2016-09.

We expect capital expenditures of approximately $200 million for Fiscal 2018, lower than our previous guidance of $225 million, as we shift certain capital investments into Fiscal 2019 and focus on consumer-facing initiatives that have demonstrated a proof of concept and healthy rates of return.

Fiscal Year 2018 Outlook – Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Way Forward plan, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its Fiscal 2018 guidance.

This Fiscal 2018 non-GAAP guidance excludes estimated pretax restructuring-related and other charges expected to be recorded primarily in connection with the Company’s Way Forward plan. Of the approximately $200 million of estimated charges, we expect to recognize approximately $130 million in Fiscal 2018 and $75-$85 million in Fiscal 2019 based on the timing of certain lease-related costs. The Fiscal 2018 non-GAAP guidance also excludes one-time charges of $231 million recorded during the third quarter related to tax reform.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 1st, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter Fiscal 2018 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 1, 2018 through 6:00 P.M. Eastern, Thursday, February 8, 2018 by dialing 203-369-3293 or 800-570-8796 and entering passcode 9451.

Future announcements regarding the timing of future earnings release dates and conference calls will be posted on the Company’s investor relations website at http://investor.ralphlauren.com and will not be issued through news wire services unless otherwise noted by the Company.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Full Year and Fourth Quarter Fiscal 2018 Outlook,” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; the potential impact to our business and future strategic direction resulting from our transition to our new Chief Executive Officer; our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and e-commerce platform; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; the impact to our business resulting from the recently enacted U.S. tax legislation commonly referred to as the Tax Cuts and Jobs Act, including related changes to our tax obligations and effective tax rate in future periods, as well as the one-time enactment-related charges that were recorded during the third quarter of Fiscal 2018 on a provisional basis based on a reasonable estimate and are subject to change, all of which could differ materially from our current expectations and/or investors' expectations; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential additional changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact to our business resulting from changes in consumers' ability or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to maintain our credit profile and ratings within the financial community; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; the impact of the volatile state of the global economy, stock markets, and other global economic conditions on us, our customers, suppliers, vendors, and lenders; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; our ability to continue to maintain our brand image and reputation and protect our trademarks; our intention to introduce new products or enter into or renew alliances and exclusive relationships; changes in the business of, and our relationships with, major department store customers and licensing partners; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	December 30,	April 1,	December 31,
	2017	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$1,175.7	$668.3	$928.3
Short-term investments	862.3	684.7	453.2
Accounts receivable, net of allowances	295.2	450.2	284.7
Inventories	825.4	791.5	984.1
Income tax receivable	69.8	79.4	63.4
Prepaid expenses and other current assets	304.8	280.4	320.1
Total current assets	3,533.2	2,954.5	3,033.8

Property and equipment, net	1,215.9	1,316.0	1,514.2
Deferred tax assets	133.1	125.9	90.6
Goodwill	935.0	904.6	899.7
Intangible assets, net	201.5	219.8	224.7
Other non-current assets(a)	180.3	131.2	203.3
Total assets	$6,199.0	$5,652.0	$5,966.3

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$298.3	$-	$-
Accounts payable	184.3	147.7	157.8
Income tax payable	138.5	29.5	37.8
Accrued expenses and other current liabilities	1,089.1	982.7	955.4
Total current liabilities	1,710.2	1,159.9	1,151.0

Long-term debt	290.3	588.2	588.8
Income tax payable	150.8	-	-
Non-current liability for unrecognized tax benefits	76.4	62.7	77.2
Other non-current liabilities	563.8	541.6	538.7
Total liabilities	2,791.5	2,352.4	2,355.7

Equity:
Common stock	1.3	1.2	1.2
Additional paid-in-capital	2,365.1	2,308.8	2,299.6
Retained earnings	5,751.5	5,751.9	5,996.5
Treasury stock, Class A, at cost	(4,579.8)	(4,563.9)	(4,463.7)
Accumulated other comprehensive loss	(130.6)	(198.4)	(223.0)
Total equity	3,407.5	3,299.6	3,610.6
Total liabilities and equity	$6,199.0	$5,652.0	$5,966.3

Net Cash (incl. LT Investments)	1,532.7	786.2	875.0
Cash & Investments (ST & LT)	2,121.3	1,374.4	1,463.8

Net Cash (excl. LT Investments)	1,449.4	764.8	792.7
Cash & ST Investments	2,038.0	1,353.0	1,381.5

(a) Includes non-current investments of:	$83.3	$21.4	$82.3

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 30,	December 31,
	2017	2016

North America	$886.4	$1,000.8
Europe	378.5	349.2
Asia	251.0	235.2
Other non-reportable segments	125.9	129.4
Net revenues	1,641.8	1,714.6
Cost of goods sold(a)	(645.6)	(731.4)
Gross profit	996.2	983.2
Selling, general, and administrative expenses(a)	(773.8)	(771.9)
Amortization of intangible assets	(6.0)	(6.0)
Impairment of assets	(3.9)	(10.3)
Restructuring and other charges(a)	(23.3)	(66.7)
Total other operating expenses, net	(807.0)	(854.9)
Operating income	189.2	128.3
Foreign currency gains (losses)	0.6	(2.7)
Interest expense	(4.8)	(3.6)
Interest and other income, net	2.8	2.5
Equity in losses of equity-method investees	(1.5)	(1.4)
Income before income taxes	186.3	123.1
Income tax provision	(268.1)	(41.8)
Net income (loss)	$(81.8)	$81.3
Net income (loss) per share - Basic	$(1.00)	$0.98
Net income (loss) per share - Diluted	$(1.00)	$0.98
Weighted average shares outstanding - Basic	81.7	82.6
Weighted average shares outstanding - Diluted	81.7	83.3
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(66.7)	$(71.9)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 30,	December 31,
	2017	2016

North America	$2,471.7	$2,901.2
Europe	1,165.0	1,172.6
Asia	676.9	662.8
Other non-reportable segments	339.5	350.8
Net revenues	4,653.1	5,087.4
Cost of goods sold(a)	(1,809.9)	(2,255.4)
Gross profit	2,843.2	2,832.0
Selling, general, and administrative expenses(a)	(2,248.9)	(2,389.9)
Amortization of intangible assets	(18.0)	(18.1)
Impairment of assets	(24.8)	(56.7)
Restructuring and other charges(a)	(78.7)	(193.9)
Total other operating expenses, net	(2,370.4)	(2,658.6)
Operating income	472.8	173.4
Foreign currency gains	2.4	0.8
Interest expense	(14.4)	(11.1)
Interest and other income, net	7.1	5.7
Equity in losses of equity-method investees	(3.6)	(5.2)
Income before income taxes	464.3	163.6
Income tax provision	(342.8)	(58.9)
Net income	$121.5	$104.7
Net income per share - Basic	$1.49	$1.26
Net income per share - Diluted	$1.47	$1.25
Weighted average shares outstanding - Basic	81.7	82.9
Weighted average shares outstanding - Diluted	82.5	83.6
Dividends declared per share	$1.50	$1.50
(a) Includes total depreciation expense of:	$(201.4)	$(213.8)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Nine Months Ended
	December 30,	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$121.5	$104.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	219.4	231.9
Deferred income tax expense (benefit)	(8.0)	9.8
Equity in loss of equity-method investees	3.6	5.2
Non-cash stock-based compensation expense	56.3	46.4
Non-cash impairment of assets	24.8	56.7
Non-cash restructuring-related inventory charges	1.3	149.4
Other non-cash charges	6.7	18.1
Changes in operating assets and liabilities:
Accounts receivable	158.9	214.9
Inventories	(11.6)	(36.5)
Prepaid expenses and other current assets	(4.2)	(72.8)
Accounts payable and accrued expenses	105.0	98.4
Income tax receivables and payables	279.7	(2.6)
Deferred income	3.8	(15.5)
Other balance sheet changes	(6.1)	42.6
Net cash provided by operating activities	951.1	850.7
	-	-
Cash flows from investing activities:
Capital expenditures	(123.0)	(225.5)
Purchases of investments	(985.5)	(460.5)
Proceeds from sales and maturities of investments	795.3	704.8
Acquisitions and ventures	(4.6)	(2.5)
Net cash provided by (used in) investing activities	(317.8)	16.3
	-	-
Cash flows from financing activities:
Proceeds from issuance of short-term debt	-	3,735.2
Repayments of short-term debt	-	(3,851.3)
Payments of capital lease obligations	(21.2)	(19.4)
Payments of dividends	(121.7)	(123.7)
Repurchases of common stock, including shares surrendered for tax withholdings	(15.9)	(115.0)
Proceeds from exercise of stock options	0.1	4.7
Net cash used in financing activities	(158.7)	(369.5)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	36.8	(29.0)
Net increase in cash, cash equivalents, and restricted cash	511.4	468.5
Cash, cash equivalents, and restricted cash at beginning of period	711.8	502.1
Cash, cash equivalents, and restricted cash at end of period	$1,223.2	$970.6

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income (loss) for the periods ended December 30, 2017 and December 31, 2016 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Net revenues:
North America	$886.4	$1,000.8	$2,471.7	$2,901.2
Europe	378.5	349.2	1,165.0	1,172.6
Asia	251.0	235.2	676.9	662.8
Other non-reportable segments	125.9	129.4	339.5	350.8
Total net revenues	$1,641.8	$1,714.6	$4,653.1	$5,087.4

Operating income (loss):
North America	$196.6	$206.4	$549.3	$574.6
Europe	81.0	63.8	273.6	239.2
Asia	44.3	23.3	101.0	(80.3)
Other non-reportable segments	37.1	33.2	96.9	91.0
	359.0	326.7	1,020.8	824.5

Unallocated corporate expenses	(146.5)	(131.7)	(469.3)	(457.2)
Unallocated restructuring and other charges	(23.3)	(66.7)	(78.7)	(193.9)
Total operating income	$189.2	$128.3	$472.8	$173.4

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended December 30, 2017 % Change		Nine Months Ended December 30, 2017 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
North America
E-commerce	(27%)	(27%)	(23%)	(23%)
Excluding E-commerce	(3%)	(3%)	(5%)	(5%)
Total North America	(10%)	(10%)	(9%)	(9%)

Europe
E-commerce	8%	(1%)	(2%)	(6%)
Excluding E-commerce	(2%)	(9%)	(5%)	(8%)
Total Europe	(1%)	(8%)	(5%)	(7%)

Asia(a)	3%	3%	1%	3%
Total Ralph Lauren	(5%)	(6%)	(6%)	(6%)

(a)          Comparable store sales for our Asia segment were comprised primarily of sales made through our stores and concession shops.

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	December 30, 2017	December 31, 2016	As Reported	Constant Currency
North America	$886.4	$1,000.8	(11.4%)	(11.6%)
Europe	378.5	349.2	8.4%	0.3%
Asia	251.0	235.2	6.7%	6.6%
Other non-reportable segments	125.9	129.4	(2.7%)	(4.0%)
Net revenues	$1,641.8	$1,714.6	(4.2%)	(6.1%)

	Nine Months Ended		% Change
	December 30, 2017	December 31, 2016	As Reported	Constant Currency
North America	$2,471.7	$2,901.2	(14.8%)	(14.9%)
Europe	1,165.0	1,172.6	(0.7%)	(3.1%)
Asia	676.9	662.8	2.1%	3.9%
Other non-reportable segments	339.5	350.8	(3.2%)	(3.2%)
Net revenues	$4,653.1	$5,087.4	(8.5%)	(8.9%)

RALPH LAUREN CORPORATION
Global Retail Store Network

	December 30,	December 31,
	2017	2016

North America
Ralph Lauren Stores	44	50
Polo Factory Stores	174	172
Total Directly Operated Stores	218	222
Concessions	2	1

Europe
Ralph Lauren Stores	20	25
Polo Factory Stores	62	62
Total Directly Operated Stores	82	87
Concessions	25	34

Asia
Ralph Lauren Stores	49	46
Polo Factory Stores	54	47
Total Directly Operated Stores	103	93
Concessions	599	598

Other
Club Monaco Stores	78	83
Club Monaco Concessions	2	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	113	121
Polo Factory Stores	290	281
Club Monaco Stores	78	83
Total Directly Operated Stores	481	485
Concessions	628	635

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	87	102
Club Monaco Licensed Stores	62	59
Total Licensed Stores	149	161
Licensed Concessions	122	102

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 31, 2017
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,641.8	$-	$1,641.8
Gross profit	996.2	-	996.2
Gross profit margin	60.7%		60.7%
Total other operating expenses, net	(807.0)	27.2	(779.8)
Operating expense margin	49.2%		47.5%
Operating income	189.2	27.2	216.4
Operating margin	11.5%		13.2%
Income before income taxes	186.3	27.2	213.5
Income tax provision	(268.1)	222.0	(46.1)
Effective tax rate	143.9%		21.6%
Net income (loss)	$(81.8)	$249.2	$167.4
Net income (loss) per diluted share	$(1.00)		$2.03
Weighted average shares outstanding - Basic	81.7		81.7
Weighted average shares outstanding - Diluted	81.7		82.6
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$196.6	$1.7	$198.3
Operating margin	22.2%		22.4%
Europe	81.0	-	81.0
Operating margin	21.4%		21.4%
Asia	44.3	0.2	44.5
Operating margin	17.6%		17.7%
Other non-reportable segments	37.1	0.1	37.2
Operating margin	29.5%		29.6%
Unallocated corporate expenses and restructuring and other charges, net	(169.8)	25.2	(144.6)
Total operating income	$189.2	$27.2	$216.4

	Nine Months Ended
	December 31, 2017
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$4,653.1	$-	$4,653.1
Gross profit	2,843.2	1.3	2,844.5
Gross profit margin	61.1%		61.1%
Total other operating expenses, net	(2,370.4)	103.5	(2,266.9)
Operating expense margin	50.9%		48.7%
Operating income	472.8	104.8	577.6
Operating margin	10.2%		12.4%
Income before income taxes	464.3	104.8	569.1
Income tax provision	(342.8)	196.3	(146.5)
Effective tax rate	73.8%		25.7%
Net income	$121.5	$301.1	$422.6
Net income per diluted share	$1.47		$5.12
Weighted average shares outstanding - Basic	81.7		81.7
Weighted average shares outstanding - Diluted	82.5		82.5
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$549.3	$3.4	$552.7
Operating margin	22.2%		22.4%
Europe	273.6	1.3	274.9
Operating margin	23.5%		23.6%
Asia	101.0	1.1	102.1
Operating margin	14.9%		15.1%
Other non-reportable segments	96.9	9.1	106.0
Operating margin	28.6%		31.2%
Unallocated corporate expenses and restructuring and other charges, net	(548.0)	89.9	(458.1)
Total operating income	$472.8	$104.8	$577.6

RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	December 31, 2016
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$1,714.6	$-	$1,714.6
Gross profit	983.2	14.4	997.6
Gross profit margin	57.3%		58.2%
Total other operating expenses, net	(854.9)	77.0	(777.9)
Operating expense margin	49.9%		45.4%
Operating income	128.3	91.4	219.7
Operating margin	7.5%		12.8%
Income before income taxes	123.1	91.4	214.5
Income tax provision	(41.8)	(17.8)	(59.6)
Effective tax rate	34.0%		27.8%
Net income	$81.3	$73.6	$154.9
Net income per diluted share	$0.98		$1.86
Weighted average shares outstanding - Basic	82.6		82.6
Weighted average shares outstanding - Diluted	83.3		83.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$206.4	$2.3	$208.7
Operating margin	20.6%		20.8%
Europe	63.8	1.6	65.4
Operating margin	18.3%		18.7%
Asia	23.3	15.0	38.3
Operating margin	9.9%		16.3%
Other non-reportable segments	33.2	5.6	38.8
Operating margin	25.7%		29.9%
Unallocated corporate expenses and restructuring and other charges, net	(198.4)	66.9	(131.5)
Total operating income	$128.3	$91.4	$219.7

	Nine Months Ended
	December 31, 2016
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$5,087.4	$-	$5,087.4
Gross profit	2,832.0	149.4	2,981.4
Gross profit margin	55.7%		58.6%
Total other operating expenses, net	(2,658.6)	250.6	(2,408.0)
Operating expense margin	52.3%		47.3%
Operating income	173.4	400.0	573.4
Operating margin	3.4%		11.3%
Income before income taxes	163.6	400.0	563.6
Income tax provision	(58.9)	(102.0)	(160.9)
Effective tax rate	36.0%		28.6%
Net income	$104.7	$298.0	$402.7
Net income per diluted share	$1.25		$4.82
Weighted average shares outstanding - Basic	82.9		82.9
Weighted average shares outstanding - Diluted	83.6		83.6
SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
North America	$574.6	$34.8	$609.4
Operating margin	19.8%		21.0%
Europe	239.2	15.7	254.9
Operating margin	20.4%		21.7%
Asia	(80.3)	144.6	64.3
Operating margin	(12.1%)		9.7%
Other non-reportable segments	91.0	10.2	101.2
Operating margin	25.9%		28.8%
Unallocated corporate expenses and restructuring charges, net	(651.1)	194.7	(456.4)
Total operating income	$173.4	$400.0	$573.4

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations.  Adjustments for one-time charges recorded in connection with the Tax Cuts and Jobs Act (the "TCJA") are recorded within the income tax provision in the consolidated statement of operations. Adjustments for all other charges are recorded in restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended December 30, 2017 include (i) charges of $22.0 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $1.7 million related to underperforming shop-within-shops as a result of on-going store portfolio evaluation; and (iii) other charges of $3.5 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City. The income tax provision reflects one-time charges of $231.3 million recorded in connection with the TCJA.

(c)
Adjustments for the nine months ended December 30, 2017 include (i) charges of $79.0 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $10.8 million related to underperforming stores and shop-within-shops as a result of on-going store portfolio evaluation; and (iii) net other charges of $15.0 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City, the departure of Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues. The income tax provision reflects one-time charges of $231.3 million recorded in connection with the TCJA.

(d)
Adjustments for the three-month and nine-month periods ended December 31, 2016 include charges of $91.4 million and $400.0 million, respectively, recorded in connection with the Company’s restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans, as well as depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward plan. Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction. Adjustments also include additional impairment of assets related to underperforming stores and shop-within-shops as a result of the Company’s on-going store portfolio evaluation and net other charges primarily related to the departure of the Company’s former CEO, Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax provision during the three-month and nine-month periods ended December 30, 2017 has also been adjusted for one-time charges of $231.3 million recorded in connection with the Tax Cuts and Jobs Act. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. The Company’s full year and fourth quarter Fiscal 2018 guidance excludes restructuring and other related charges, as well as the impact of one-time charges recorded in connection with the Tax Cuts and Jobs Act, all as previously described. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Lindsay Knoll, 212-650-4401
rl-press@ralphlauren.com